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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


THIS EMPLOYMENT AGREEMENT ("Agreement") is made and effective as of July 6, 1998 ("Effective Date"), by and between Melvin H. Baskin ("Employee"), residing at 7690 SW 154th Street, Miami, Florida 33157, and ROBERDS, INC., an Ohio corporation ("Employer"), with its principal place of business at 1100 East Central Avenue, Dayton, Ohio 45449-1888.

WHEREAS, Employee possesses certain unique skills and experience which Employer deems desirable in its business; and

WHEREAS, Employer believes that the employment of Employee is important to its success; and

WHEREAS, Employee wishes to join Employer as its Chief Executive Officer and President.


NOW, THEREFORE, in consideration of the mutual covenants and promises of the parties hereto, and for good and valuable consideration, the sufficiency of which is hereby acknowledged, Employer and Employee agree as follows:


SECTION I. EMPLOYMENT. A. Upon approval of its Board of Directors, Employer hereby agrees to employ Employee as its Chief Executive Officer and President, as described in Employer's Amended and Restated Code of Regulations, as in effect on the Effective Date, and in such other duties, capacities, and responsibilities as the Board of Directors may, from time to time, assign to Employee, and Employee accepts such employment with Employer, subject to the terms and conditions set forth in this Agreement; provided, however, that all such duties and responsibilities assigned by the Board to Employee shall be consistent with the offices of Chief Executive Officer and President, or a higher level office or offices, unless Employee shall consent to duties and responsibilities at a lower level. Employee is expected to be elected an "executive officer" of Employer by the Board of Directors of Employer, and to remain so during the term of his employment.

B. Employee will report directly to Employer's Board of Directors. Employee will have all of the duties and responsibilities set forth for the offices of Chief Executive Officer and President under law, Article III of Employer's Amended and Restated Code of Regulations, this Agreement, and other duties and responsibilities as determined from time to time by Employer's Board of Directors. It is expressly acknowledged by the parties hereto that Article III,
Section 2 of Employer's Amended and Restated Code of Regulations provides, in part, that the Chairman of the Board of Directors, "shall advise and direct the Chief Executive Officer, the President, and other officers of the Corporation on matters of general policy . . ." This Agreement contemplates that, during its term, Employee shall have full responsibility for all matters affecting all other employees of Employer, including the other officers, without interference by the Chairman, and that while the Chairman may "advise" Employee on matters related to Employer's business, Employee shall take "direction" from, and report to, the full Board of Directors.


SECTION II. TERM OF EMPLOYMENT. A. This Agreement, and the employment under it, shall commence on the day and date first written above and continue for three years thereafter, unless earlier terminated under the provisions set forth herein.

         B. 1. Following an initial term of three years ("Initial Term"), upon the third anniversary of the Effective Date and each anniversary thereafter, this Agreement shall be automatically renewed for successive one-year terms. After the Initial Term, either party may give 60 days advance written notice to the other party of its intent to permit this Agreement to expire at its next anniversary date. If such notice is given by Employee, then the provisions of Sec-

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         tions X, XI, and XII shall continue in full force and effect. If such notice is given by Employer, then the provisions of Section X shall expire upon the expiration of the Agreement, and shall be of no further force or effect.

         2. If Employer terminates Employee during the Initial Term, for any reason, then Employer shall be required to pay to Employee any amounts due under this Agreement through its Initial Term; provided, however, that no payments under this paragraph shall be required if the termination of Employee is for Cause (as defined hereinafter), and that additional payments may be due to Employee pursuant to section II.B.3. below.

         3. If Employee is terminated by Employer during the Initial Term, for any reason other than Cause or other than as the direct or indirect result of a Business Combination, then Employer shall be required to pay to Employee any amounts due under this Agreement for the greater of: (i) the balance of its Initial Term, or (ii) 18 months following Employee's termination, even if such 18-month period extends beyond the Initial Term of this Agreement. If Employee is terminated during the Initial Term of this Agreement as the direct or indirect result of a business combination ("Business Combination"), as defined in Employer's Amended and Restated Articles of Incorporation, Article 11.A.1., then Employer shall be required to pay to Employee any amounts due under this Agreement for the greater of: (i) the balance of its Initial Term, or (ii) 24 months following Employee's termination, even if such 24-month period extends beyond the Initial Term of this Agreement. If Employee is terminated for Cause, the provisions of Section IX shall govern his compensation.

         4. This Agreement may be voluntarily terminated at any time by Employee, including at an anniversary date pursuant to section II.B.1.; provided, however, that without regard to any other provision of this Agreement, no further amounts or benefits are accrued or earned under this Agreement after such voluntary termination. Any amounts or benefits that are accrued and unpaid at the date of such voluntary termination, whether pursuant to this Agreement or under Employer's policies and practices applicable to corporate officers generally, shall be paid to Employee as soon as practicable following such termination. In the event Employee terminates under this Section II.B.4., the provisions of Sections X, XI, and XII shall continue in full force and effect following such termination.


SECTION III. DUTIES OF EMPLOYEE. Employee will serve Employer faithfully and to the best of his ability, under the direction of the Board of Directors of Employer. Employee will devote all of his time, energy, and skill during regular business hours to such employment. Employee shall perform such services and act in such executive capacity as the Board of Directors shall direct.


SECTION IV. COMPENSATION. A. Employee's salary shall be paid at an annual rate of not less than $400,000, from the day and date first written above, and shall not be reduced below such rate during the term of this Agreement.

B. Employer shall pay Employee's salary in accordance with the pay practices of Employer, as applied to all corporate officers, subject to all applicable statutory and elective withholding taxes and deductions.

C. Employee shall participate in the Roberds, Inc. Executive Compensation Plan, as amended from time to time, and any other compensation plans or arrangements provided to Employer's corporate officers.

D. Within two weeks following the execution of this Agreement by both parties, Employer shall pay to Employee a $25,000 "signing bonus."


SECTION V. FAILURE TO PAY EMPLOYEE. The failure of Employer to pay Employee's compensation as provided in Section IV may be deemed a breach of this Agreement, and unless such breach is cured within ten days after written notice to Employer, Employee may, in his sole discretion, terminate this Agreement, including the provisions of Sections X, XI, and XII, by giving written notice to Employer under the provisions set forth herein.

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SECTION VI. STOCK OPTIONS. Employer shall grant to Employee stock options to purchase a total of 200,000 shares of the common stock of Employer, in accordance with the terms of the Roberds, Inc. 1993 Stock Incentive Plan, as amended ("Plan"). Such options shall be granted at the rate of 50,000 as soon as possible after the Effective Date, and 50,000 each on the first anniversary, second anniversary, and third anniversary of this Agreement, until a total of 200,000 options have been granted; provided, however, that no grants shall be made under this Section VI following a termination of this Agreement, regardless of whether such termination is with or without Cause, and provided further that any grants made prior to such termination shall remain in place subject to the provisions of the Plan. Each grant of options shall be at the then-current price of Employer's stock at the date of grant, as calculated under the terms of the Plan.

In the event a Business Combination occurs and this Agreement is in full force and effect and has not been terminated by either party, then, on the date of such Business Combination, Employer shall grant to Employee any of the 200,000 stock options that have not yet been granted pursuant to the schedule set forth in the second sentence of this section. For example, if such Business Combination occurred 18 months after the Effective Date, options on 100,000 shares would have been granted to Employee pursuant to the preceding paragraph, and the remaining 100,000 options would be delivered pursuant to this paragraph.

The parties acknowledge that the Plan provides for vesting of stock option grants, and for accelerated vesting upon a change in control, as defined in the Plan, and that such provisions will govern grants made under this Section VI.

SECTION VII. REIMBURSEMENT OF EXPENSES. Employer shall reimburse Employee for reasonable out-of-pocket expenses which Employee may incur in connection with his services for Employer rendered under this Agreement, upon presentation by Employee of appropriate vouchers to Employer, in accordance with Employer's travel and reimbursement policies applicable to its corporate officers.

SECTION VIII. RULES AND REGULATIONS OF EMPLOYER. Employee hereby agrees to abide by, and observe, the written policies, rules, regulations, and restrictions imposed on employees and corporate officers of Employer, as amended from time to time, and as provided to Employee, as well as those set forth in this Agreement. Violation of any such policies, rules, or regulations may be cause for Employer invoking the provisions of Section IX of this Agreement.

SECTION IX. TERMINATION. A. If Employee shall fail or be unable to perform the services required by this Agreement because of any physical or mental infirmity, and such failure or inability shall continue for three consecutive months, or for six months during any twelve-consecutive-month period, Employer shall have the right to terminate this Agreement 90 days after delivering written notice of the termination to Employee; provided, however, that Employee shall continue to receive his full compensation to the next anniversary of the Effective Date, notwithstanding any such infirmity. The provisions of Sections X, XI and XII shall continue in full force and effect notwithstanding the termination of this Agreement under this section, but if after recovery from such infirmity as evidenced by a medical certificate from a physician of Employer's choosing, Employer does not choose to hire Employee in the executive capacity described in
Section I above, the provisions of Sections X, XI and XII, if still in effect, shall thereupon terminate.

B. The Board of Directors of Employer may terminate Employee, by giving written notice to Employee of such termination, at any time with or without Cause (as defined below); provided, however, that if such termination is for any reason other than for Cause, the provisions of this Agreement, including the compensation arrangements set forth in Section IV, shall continue as set forth in Section II. If the Board terminates Employee for any reason other than Cause, then such termination shall not be effective until the tenth calendar day following the delivery of written notice of such termination, pursuant to the notice provisions herein.

C. The Board of Directors of Employer may terminate Employee for "Cause." Cause is defined as one or more of the following acts or conditions taken by or created by Employee:

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         1. Commission by Employee of a felony or any crime involving moral turpitude; commission by Employee of any act that exposes Employer, or any of its officers or directors, to any criminal liability for such act of Employee; or any gross negligence or neglect or willful misconduct in the performance of Employee's duties that results in any detriment to Employer or its officers or directors.

         2. The death of Employee during the term of this Agreement; provided, however, that Employer shall pay to Employee's estate any amounts that are owed to Employee under this Agreement at the date of death, but Employee's compensation, as set forth in Section IV.A. shall terminate on his death.


In the event that Employer proposes to invoke the provisions of subsection C.1. above, the Board of Directors shall provide written notice to Employee setting forth the specific reasons for the proposed termination, and shall permit Employee a thirty-day period in which to address and resolve the points raised in such notice. In the event such points are not resolved to the reasonable satisfaction of the Board of Directors of Employer, then Employee shall be given written notice of his termination for Cause and this Agreement shall terminate as of the date of the written notice of such termination to Employee; provided, however, that Employer shall be liable to Employee for any amounts owed to Employee through the date of such termination for Cause, that the provisions of Sections X through XII shall survive such termination for Cause, and that no further payments will be made to Employee under Section IV subsequent to termination for Cause.


SECTION X. NONCOMPETITION AFTER TERMINATION. A. Employee agrees that in addition to any other limitation, for the longer of: (i) six months after termination of his employment with Employer, except a termination caused by Employer in violation of the terms of this Agreement, or (ii) the period of time any payments are being made under this Agreement, and unless otherwise specified, he will not directly or indirectly engage in, or in any manner be connected with or employed by any person, firm, entity, or corporation engaged in the retail sale of products similar to those sold by Employer within a radius of 50 air miles of any facility of Employer, its affiliates or subsidiaries, or any facility that Employer has publicly announced its intention to open.

B. Notwithstanding anything in subparagraph A. above, if Employer terminates Employee without Cause, the period of Noncompetition, as set forth in subparagraph A. above, shall be from the date of termination through the earlier of: (1) the date this Agreement would otherwise expire under the provisions of
Section II, or (2) the date on which the Employer violates any other term of this Agreement.


SECTION XI. SOLICITATION AFTER Termination. Except as set forth in Section II of this Agreement, Employee agrees that in addition to any other limitation, for a period of two years after the termination of his employment with Employer, except a termination caused by Employer in violation of the terms of this Agreement, and unless otherwise specified, he will not, on behalf of himself or on behalf of any other person, firm, entity, or corporation, call on any of the employees of Employer, or any of its affiliates or subsidiaries, for the purpose of recruiting such employees to employment with Employee, his then-current employer, or affiliates of his then-current employer. Further, Employee agrees that, for such two-year period, if any employee of Employer contacts Employee about employment with Employee, his then-current employer, or any of its affiliates or subsidiaries, Employee shall contact Employer prior to employing the prospective employee, and shall permit Employer to discuss the matter with the prospective employee.


SECTION XII. USE OF CONFIDENTIAL INFORMATION. Except as set forth in Section II of this Agreement, Employee agrees that in addition to any other limitation, for the longer of: (i) six months after termination of his employment with Employer, except a termination caused by Employer in violation of the terms of this Agreement, or (ii) the period of time any payments are being made pursuant to Sections II.B.2. or 3. of this Agreement, he will not communicate, deliver, or suffer the delivery to any person, firm, entity, or corporation any written or tangible information or material obtained from Employer, and its subsidiaries and affiliates, including material in electronic format or media, including but not limited to: customer lists, retail prices or plans, advertising plans, vendor product pricing, training or selling manuals or materials, or real estate leases. For six months following Employee's termination for any reason, Employee will not communicate, deliver, or suffer the delivery to any



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person, firm, entity, or corporation any confidential knowledge or trade secrets which he might from time to time acquire with respect to the business of the Employer, or its affiliates or subsidiaries.

Employee acknowledges that Employer has other confidentiality rules set forth in its employee handbook, and other rules imposed by NATM Buying Corp., which also apply to Employee. Except as specifically provided elsewhere herein, this
Section XII shall survive the expiration or termination of this Agreement.


SECTION XIII. INJUNCTIVE RELIEF. Employee acknowledges that the services to be rendered under this Agreement are of a unique, special, and extraordinary character which would be difficult or impossible for Employer to replace, so Employee agrees that, in the event of a violation of any of the provisions of this Agreement, Employer shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court or courts of competent jurisdiction enjoining and restraining Employee from committing any violation of this Agreement.


SECTION XIV. COMMUNICATIONS TO EMPLOYER; CONFLICTS. From the time this Agreement commences until its termination, Employee shall communicate and channel to Employer all knowledge, business, and any other matters of information which could concern or be in any way beneficial to the business of Employer, whether acquired by Employee before or during the term of this Agreement; provided, however, that nothing in this Agreement shall be construed as requiring such communications when the information is lawfully protected from disclosure as a trade secret of a third party. Any such information communicated to Employer shall be and remain the property of Employer, notwithstanding the subsequent termination or expiration of this Agreement. Employee acknowledges and agrees that Employer has certain policies regarding conflicts of interest, as applied to corporate officers generally, and hereby agrees to scrupulously follow such policies.


SECTION XV. TERMINATION BY EMPLOYEE. If Employer shall cease conducting its business; take any action looking toward its dissolution or liquidation; make an assignment for the benefit of its creditors; admit in writing its inability to pay its debts as they become due; file a voluntary, or be the subject of an involuntary, petition in bankruptcy; or be the subject of any state or federal insolvency proceeding of any kind, then Employee may, in his sole discretion, by written notice to Employer, voluntarily terminate his employment, pursuant to section II.B.4. of this Agreement. If this section XV becomes effective and if Employer ceases to operate or exist as a result of such event(s), the provisions of Sections X through XII shall thereupon terminate.


SECTION XVI. BINDING EFFECT; MISCELLANEOUS. A. This Agreement shall be binding on and shall inure to the benefit of any successor or successors of Employer and the personal representatives of Employee. This Agreement is personal in nature, and may not be assigned or transferred by Employee without the prior written consent of Employer, and any purported assignment or transfer by Employee without such consent is invalid and is not binding on Employer. This Agreement may be assigned by Employer to any subsidiary that it directly or indirectly controls, any affiliated corporation or entity under the direct or indirect control of Employer, or any parent corporation or entity that directly or indirectly controls Employer, and to any corporation or entity that may control Employer as the direct or indirect result of a Business Combination, without the consent of Employee. Any other assignment or transfer of this Agreement by Employer shall require the written consent of Employee, and any such purported transfer or assignment shall be without force or effect and shall not be binding on Employee unless and until such consent is delivered.

B. This Agreement constitutes the entire Agreement between the parties hereto, and supersedes all prior discussions, drafts, negotiations, proposals, and agreements between the parties, whether written or oral. This Agreement may not be amended except by a written instrument executed by the parties hereto.

C. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, by a final non-appealable ruling of a court of competent jurisdiction, the remaining provisions of this Agreement shall not be affected by such determination, shall remain in full force and effect, and shall be construed in manner most likely to carry out the original intent of the parties.

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D. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, taken together, constitute one single, binding, enforceable agreement.

E. Any notice given, or required to be given, under this Agreement, shall be deemed to have been duly given and deemed received: (1) three business days after deposit in the United States Mail, by first-class, certified, postage prepaid, return receipt requested; (2) one business day after delivery to a nationally recognized courier service; or (3) three hours after delivery by fax followed by telephone confirmation of receipt. The parties may change their addresses at any time by giving written notice to the other party to this Agreement in the manner set forth herein.

F. Employee may engage competent, independent counsel to review this Agreement on his behalf, and, if he does so, Employer will reimburse the reasonable fees and expenses of such counsel, up to a maximum of $500.

G. During its term, this Agreement contemplates that Employee will serve as Chief Executive Officer and President of the Company. As such, it is essential that he maintain a high level of open, direct communication with the Company's Board of Directors and vice versa. In the event Employee believes that any person or entity has interfered with such communication or his relationship with the Board, or breached the express terms, or the spirit, of this Agreement, Employee may bring such breach or breaches to the attention of the full Board of Directors, for review and resolution in accordance with the terms of this Agreement and good business practice.


SECTION XVII. LAW TO GOVERN CONTRACT; ARBITRATION. This Agreement shall be governed by the laws of the State of Ohio. In the event of a dispute arising out of, or relating to, this Agreement, the party raising the dispute shall provide written notice of such dispute to the other party. If such dispute is not resolved by the parties within 45 days following such notice, then the parties hereby agree to submit the dispute to binding arbitration. The parties hereby agree to abide by, respect, and conduct themselves in accordance with the final decision of the arbitrators.

Such arbitration shall be conducted by, and under the rules of, the American Arbitration Association, and shall be governed by the Federal Arbitration Act, 9 U.S.C. Section 1-16, to the exclusion of state laws to the extent inconsistent therewith, and judgement upon the award may be entered in any court having jurisdiction to do so. The arbitration shall be conducted by three arbitrators, one of whom shall be appointed by each of the parties hereto, and the third shall be appointed by the first two arbitrators. The arbitration shall be conducted in Montgomery County, Ohio. The arbitrators are not empowered to award damages beyond compensatory damages. Each of the parties hereto shall bear its own costs associated with the arbitration, including professional fees and out-of-pocket expenses, and each shall bear one half of the costs and fees of the arbitration itself, except that the arbitrators may award or tax the costs and fees of the arbitration itself as part of their award. THIS SECTION XVII OVERRIDES THE PARTIES' RIGHT TO A TRIAL AND A JURY TRIAL, AND THERE IS NO RIGHT TO APPEAL THE DECISION OF THE ARBITRATORS.


SECTION XVIII. RELOCATION. No later than July 31, 1999, Employee shall relocate his principal residence within Montgomery County, Ohio, or one of its contiguous counties, and shall maintain his principal residence within such counties for the term of this Agreement. In order to facilitate such relocation, Employer will pay or reimburse the following expenses:

         A. Reasonable, actual out-of-pocket cost of relocating Employee, his family, and personal possessions from the greater Miami, Florida area to the greater Dayton, Ohio area.
         B. Reasonable, out-of-pocket temporary living expenses for Employee and his family in the greater Dayton, Ohio area until the earlier of: (i) the Employee's purchase of a principal residence in the greater Dayton, Ohio area, or (ii) December 31, 1998.
         C. A "bridge loan" of $150,000 from Employer to Employee to facilitate Employee's purchase of a principal residence in the greater Dayton, Ohio area. Such loan is to be without interest; without payments until its maturity; evidenced by a promissory note; and secured by valid, enforceable second mortgages on the Employee's residences in Miami, Florida and the greater Dayton, Ohio area, suitable for recording. Such loan will be made upon the purchase of the Employee's residence in the greater Dayton, Ohio area. Such loan



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                  will mature upon the earlier of: (i) the sale of the
                  Employee's existing residence in Miami, Florida, or (ii) July 31, 1999.
         D. Employer will reimburse the cost of the principal and interest payments on Employee's existing first mortgage on his Miami, Florida residence of $2,800.44 per month, commencing upon the Effective Date, and ending on the earlier of: (i) the sale of Employee's existing residence in Miami, Florida, or (ii) July 31, 1999.
         E. Employer will reimburse the actual out-of-pocket real estate commissions paid by Employee upon the sale of his Miami, Florida residence, up to a maximum of $35,000, reduced by the amount of the signing bonus set forth in Section IV.D. herein.
         F. The provisions of paragraphs A, B, D, and E of this section will be incorporated into a more detailed agreement between Employer and Employee, consistent with Employer's standard moving expense policies.


IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and date first stated above.


ROBERDS, INC., by



/s/ Robert M. Wilson
------------------------------
Robert M. Wilson, its
Executive Vice President



/s/ Melvin H. Baskin
------------------------------
Melvin H. Baskin



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